Exhibit 10.37
Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.
INTELLECTUAL PROPERTY LICENSE AGREEMENT
This Intellectual Property License Agreement (this “Agreement”), dated as of August 29, 2023 (the “Effective Date”), is entered into between XCOM Labs, Inc., a Delaware corporation (“Licensor”), and Globalstar, Inc., a Delaware corporation (“Licensee”).
RECITALS
WHEREAS, Licensor holds certain intellectual property and other assets relating to (a) an extended reality (“XR”) business that develops, owns, and uses certain XR Assets primarily for XR-focused applications, including Licensor’s [*], the “XR Business”), and (b) the development and commercialization of wireless systems using distributed coherent massive MIMO in the Sub-7 GHz band, both directly and through its Subsidiaries, including intellectual property relating to Licensor’s M87 technology (all other assets and pursuits of Licensor, existing and proposed, except for the XR Business, the “Wireless Business”);
WHEREAS, Licensee wishes to license from Licensor, and Licensor wishes to license to Licensee, rights to use certain intellectual property relating to the Wireless Business, pursuant to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01Definitions. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in Exhibit A.
ARTICLE II
LICENSE
Section 2.01Intellectual Property License.
(a)Exclusive License. Subject to the terms and conditions set forth herein, Licensor hereby grants to Licensee, and Licensee hereby accepts, for the Term an exclusive (subject to Section 2.01(h)), perpetual, irrevocable, royalty-free, right and license (the “License”) to use, modify, copy, make Derivative Work(s) of, sell, offer to sell, lease, sublicense, otherwise transfer, commercialize and to make such other use(s) of the Intellectual Property Assets, the Documentation and any and all related Intellectual Property rights therein and thereto throughout the world, as Licensee may deem necessary or desirable for Licensee’s own purposes.
(b)Further Assurances. For avoidance of doubt, the foregoing license shall be deemed to encompass and include the exclusive license and transfer to Licensee of all right, title and interest, whether currently existing or arising at any future date, in and to any and all Intellectual Property Registrations used in the Wireless Business and all other Licensed Intellectual Property which (i) is attendant to or used in connection with the Intellectual Property Assets by Licensor or which Licensor otherwise uses in the Wireless Business, and (ii) Licensor has the right to transfer or sublicense within the scope of the License without amendment of any third-party license agreements (with any additional fees or payment obligations imposed in connection therewith at the Licensee’s sole cost and expense). Each party shall do and perform, or cause to be done and performed, all such further acts and shall execute all such other agreements, certificates, instruments and documents as may be necessary in order to carry out the intent and accomplish the purpose of this Agreement and the consummation of the transactions contemplated herein, provided that any further acts to be performed by Licensor after the Effective Date shall be performed solely upon the prior written request of Licensee to Licensor and at Licensee’s sole cost and expense.
(c)Rights in Bankruptcy. The parties expressly intend and agree that at all times during the Term, this Agreement shall constitute an “executory contract” as that term is used in Section 365 of Title 11 of the United States Code (the “Bankruptcy Code”) inasmuch as both the Licensor and the Licensee have ongoing obligations to one another under this Agreement, the failure of performance of any one of which by either party would constitute a material breach by the non-performing party. The parties further agree that all rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee, including the License of the Intellectual Property Assets, are, and shall be deemed to be, for the purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101(35A) the Bankruptcy Code. Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under Section 363(n) of the Bankruptcy Code or otherwise, in the event that a bankruptcy case is commenced by or against Licensor under the Bankruptcy Code. In that regard, the “Assignment” referenced in Section 6.05 of this Agreement is an “agreement supplementary” to this Agreement and the licenses of rights to intellectual property contained herein, including the License of the Intellectual Property Assets.
(d)Ongoing Development and Ownership of Intellectual Property. As of the Effective Date, except as set forth on Schedule 2.01(d), Licensee is the exclusive licensee (subject to Permitted Encumbrances) of the Intellectual Property Assets, the Documentation, and all of the Intellectual Property rights in the same throughout the world, including in and to any Source Code or object code included in the Intellectual Property Assets and used in the Wireless Business. Accordingly, as of the Effective Date, Licensee owns and shall own all right, title and interest in and to all Derivative Works whether developed solely by Licensee, jointly by Licensee with any third-party (including Licensor or any Subsidiaries), by Licensor or any of its Subsidiaries whether solely or jointly, or by any other third-party(s), and in furtherance thereof, Licensor hereby assigns to Licensee all of its right, title and interest, including all Intellectual Property rights, in and to all such Derivative Works. Licensee shall, in its discretion, be solely responsible for any and all responsibilities and costs of filing any applications, pursuing prosecutions, maintaining registered rights for, and defending against challenges of and/or infringement claims relating to, all Intellectual Property Assets and any Derivative Works or newly created Intellectual Property based on the Intellectual Property Assets (collectively, the “Maintenance and Enforcement Rights”), and Licensor shall cooperate with Licensee, at Licensee’s sole cost and expense, as necessary or appropriate with respect to all such actions, including by allowing Licensee to exercise the Maintenance and Enforcement Rights to the Licensor’s name. Except as provided in this Agreement, no party shall be deemed to obtain any ownership interest or other right, title, license or interest in or to any Intellectual Property of the other party, whether by implication, estoppel, or otherwise, including any items controlled or developed by the other party or delivered by the other party.

(e)Actions With Respect to Intellectual Property Assets.
(i)Subject to Licensee’s compliance with its obligations under Section 2.01(d), at all times during the Term, Licensor will maintain good title to and ownership of the Intellectual Property Assets, free and clear of all Encumbrances, and will not permit any Encumbrances to attach to or exist with respect to the Intellectual Property Assets, provided that Licensor shall be entitled, after providing no less than 30 days’ prior written notice to Licensee, to (i) after consultation with Licensee, permit the lapse or expiration of any Intellectual Property Registrations used in the Wireless Business or otherwise upon expiration of the statutory periods applicable thereto, and (ii) subject to Section 8.06, transfer or assign title to the Intellectual Property Assets to any Person that acquires all or substantially all of the assets or stock of Licensor or otherwise in connection with a change of control of Licensor, subject to the terms of the License, provided that such transferee or assignee assumes all of Licensor’s continuing obligations hereunder and agrees in writing to be bound by the terms hereof as the licensor, or in accordance with Section 6.05.
(ii)Licensee (in Licensor’s name, if necessary) will prepare, file and prosecute each application and will maintain each Intellectual Property Registration at Licensee’s sole cost and expense, in each case included within the Intellectual Property Assets, throughout its applicable statutory period. Licensee will pay all fees and file all necessary documents with the applicable Governmental Authority for each such Intellectual Property Registration. Licensor will reasonably cooperate with Licensee as is required in effectuating the foregoing, at Licensee’s sole cost and expense. Not more than once every month, upon written request from Licensee to Licensor, Licensor will keep Licensee informed as to the filing or issuance of any such Intellectual Property Registrations including by providing copies of applications, office actions, office action responses and issuances and identifying any required actions with respect thereto. Licensor will consider and implement in good faith any reasonable recommendations made by Licensee with respect to the prosecution of any such applications.
(iii)Licensor will provide Licensee with copies of its relevant prosecution files relating to all such Intellectual Property Registrations and provide cooperation reasonably requested by Licensee, at Licensee’s sole cost and expense, in connection with Licensee’s prosecution and maintenance of such Intellectual Property Registrations.
(f)Enforcement.
(i)Licensor and Licensee will give prompt written notice to each other of any known or suspected infringement by a third party of any of the Intellectual Property Assets. Licensor will have the first right (but not obligation) to enforce the rights in the Intellectual Property Assets against such third party at Licensee’s sole cost and expense. Prior to commencement of any action of abatement, litigation or proceeding against such third party, Licensor will consult with Licensee regarding any issues related to the infringement, the third party and strategy for continuing with abatement action, litigation or other proceeding. Licensee will provide reasonable assistance to Licensor in prosecuting any such actions at Licensee’s sole cost and expense. Licensee will have the right to participate in (but not control) the abatement action, litigation or other proceeding against such third party at its sole cost and expense, and Licensor or its designee will use reasonable measures to facilitate Licensee’s participation at Licensee’s sole cost and expense.
(ii)If within thirty (30) days after Licensor and Licensee consult with each other regarding an infringement by a third party, Licensor has not taken any action to actively pursue a claim for infringement against the third party or decides not to pursue such claim, Licensee shall have the right to pursue abatement action, litigation or other proceeding to enforce Licensor’s rights in such Intellectual Property Assets in Licensor’s name against such third party at Licensee’s sole cost and expense. Licensee, in consultation with Licensor, shall have the right to control (at its sole discretion) all aspects of such actions, provided that Licensee will give reasonable consideration to directions and strategy offered by Licensor relating to claim interpretation, validity or enforceability of the Intellectual Property Assets.
(iii)Neither party will settle any abatement action, litigation or proceeding to enforce such rights without the prior written approval of the other party, which shall not be unreasonably withheld, conditioned or delayed.
(iv)In the event of any monetary recovery from an abatement action, litigation or other proceeding or from any settlement resulting from such abatement action, such litigation or proceeding, the proceeds from such monetary recovery shall be first applied to reimburse each party for its actual, unreimbursed out-of-pocket expenses and attorneys’ fees incurred in connection with such abatement action, litigation or other proceeding which resulted in the monetary recovery and the remaining amount shall be paid to Licensee.
(g)Recordation of License. If either party believes that recordation of this Agreement or any part of it with a national or supranational Governmental Authority is necessary for Licensee or Licensor to fully enjoy the rights, privileges, and benefits of this Agreement, then Licensor shall record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder (in each case to the extent approved by Licensee) with each such appropriate national or supranational Governmental Authority. Licensor shall (i) provide to Licensee for Licensee’s review and approval all documents or information it proposes to record at least thirty days prior to the recordation thereof, and (ii) promptly notify Licensee with verification of Licensor’s recordation or any related Governmental Authority ruling. In making any such disclosures, Licensor shall use commercially reasonable efforts to maintain the confidentiality of this Agreement, the terms and conditions of this Agreement, and any other Licensee Confidential Information.
(h)Reservation of Rights in the XR Business; Grant-Back License. Notwithstanding the exclusive license granted to Licensee in Section 2.01(a), Licensee acknowledges and agrees that Licensor shall be entitled in perpetuity and on a royalty-free basis to use, modify, copy, make Derivative Work(s) of, sell, offer to sell, lease, sublicense, otherwise commercialize and to make such other use(s) of the Shared Utilities, any Documentation related thereto and any and all related Intellectual Property rights therein and thereto throughout the world solely in the furtherance of the XR Business. In the event that Licensee exercises its option to purchase the Intellectual Property Assets in accordance with Section 6.05, upon the applicable date of transfer to Licensee, Licensee hereby grants to Licensor in perpetuity and on a royalty-free and irrevocable basis a non-exclusive license to use, modify, copy, make Derivative Work(s)

of, sell, offer to sell, lease, sublicense, otherwise commercialize and to make such other use(s) of the Shared Utilities, any Documentation related thereto and any and all related Intellectual Property rights therein and thereto throughout the world solely in the furtherance of the XR Business. The foregoing grant-back license shall be transferable solely in accordance with Section 8.06.
Section 2.02License Fee. The total consideration for the License shall be the issuance to Licensor of the Licensee Shares (which, as contemplated by the definition thereof, have a value equal to the Base License Consideration), subject to adjustment pursuant to Exhibit B hereof (the “License Fee”). One percent (1.0%) of the Licensee Shares (the “Holdback Shares”) shall be retained by Licensee to secure Licensor’s obligation to pay any Assumed Liabilities Surplus that may become owed pursuant to Exhibit B, and the remaining ninety-nine percent (99.0%) of the Licensee Shares (the “Initial Shares”) shall be delivered to Licensor on the Effective Date or delivered to debt holders on Licensor’s behalf as contemplated by Licensee Share Agreements and payoff letters executed by such debt holders each in a form approved by Licensor and Licensee. Licensee shall be entitled to deduct and withhold from the License Fee all Taxes (if any) that Licensee is required to deduct and withhold under any provision of Tax Law; provided however, that Licensee shall provide Licensor with a written notice of its intention to withhold at least five (5) Business Days in advance indicating the (i) amount to be withheld or deducted and (ii) the relevant provisions of the Code (or other applicable Law) requiring such withholding or deduction, and prior to any such withholding, Licensee shall use commercially reasonable efforts to cooperate with Licensor to minimize any such Taxes. To the extent such amounts are so deducted or withheld and timely paid over to or deposited with the relevant Governmental Authority by Licensee, such withheld amounts be treated as delivered to Licensor hereunder.
ARTICLE III
OTHER COMMITMENTS AND AGREEMENTS
Section 3.01Acquisition of Sundry Assets. In connection with the License, Licensee is acquiring certain assets, and assuming certain liabilities, of Licensor and the parties are making certain other arrangements relating to such assets and liabilities, on the terms and conditions set forth in Exhibit B hereto.
Section 3.02Hiring of Employees. In connection with the License, Licensee shall hire certain employees of Licensor, on the terms and conditions set forth in Exhibit C hereto.
Section 3.03Contract Support. In connection with the License, Licensee agrees to assume certain contractual obligations of Licensor, on the terms and conditions set forth in Exhibit D hereto.
Section 3.04Other Agreements and Deliverables. In connection with the License, on the Effective Date the parties are entering into the following other agreements and providing each other the following other deliverables (collectively the “Transaction Documents”):
(a)Licensor is delivering the following to Licensee:
(i)a Support Services Agreement, in the form attached as Exhibit E hereto (the “Support Services Agreement”), executed by Licensor;
(ii)a properly completed Internal Revenue Service Form W-9, duly executed by Licensor;

(iii)any approvals, consents, waivers, and other instruments, in each case as set forth on Schedule 3.04(a)(iv), required to grant the License or transfer or assign the Assigned Contracts, Permits, and other Assets to Licensee; and
(iv)evidence of termination of inter-company agreements between Licensor, on the one hand, and Longhorns or M87, on the other hand, in form reasonably acceptable to Licensee.
(b)Licensee is delivering the following to Licensor:
(i)the Support Services Agreement executed by Licensee.
(c)The Strategic Alliance Agreement dated February 16, 2021, between Licensee and Licensor is hereby terminated.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LICENSOR
Licensor hereby represents and warrants to Licensee that the statements contained in this ARTICLE IV are true and correct as of the date hereof.
Section 4.01Organization and Qualification. Licensor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Wireless Business as currently conducted. Schedule 4.01 hereto sets forth each jurisdiction in which Licensor is licensed or qualified to do business. Licensor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Assets or the operation of the Wireless Business as currently conducted makes such licensing or qualification necessary, except where the failure of such would not reasonably be expected to have a Material Adverse Effect on the Licensor.
Section 4.02Authority. Licensor has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Licensor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Licensor of this Agreement and any Ancillary Document to which Licensor is a party, the performance by Licensor of its obligations hereunder and thereunder and the consummation by Licensor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Licensor. This Agreement has been duly executed and delivered by Licensor, and (assuming due authorization, execution and delivery by Licensee) this Agreement constitutes a legal, valid and binding obligation of Licensor enforceable against Licensor in accordance with its terms. When each Ancillary Document to which Licensor is or will be a party has been duly executed and delivered by Licensor (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Licensor enforceable against it in accordance with its terms.
Section 4.03No Conflicts; Consents. The execution, delivery and performance by Licensor of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws, stockholders’ agreement, or other organizational documents of Licensor or any Subsidiary; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Licensor, any Subsidiary, the Wireless Business or the Assets; (c) except as set forth in Schedule 4.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, in any material respect, any Contract or Permit to which Licensor or any Subsidiary is a party or by which Licensor, any Subsidiary, or the Wireless Business is bound or to which any of the Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Assets except for Permitted Encumbrances or as otherwise expressly contemplated in this Agreement or the Ancillary Documents. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Licensor or any Subsidiary in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.04Intellectual Property.
(a)Schedule 4.04(a) contains a correct, current and complete list of: (i) all Intellectual Property Registrations used in the Wireless Business that are owned by Licensor, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; and the issue, registration or filing date; (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) the titles of all material Proprietary Software included in the Intellectual Property Assets that is currently used in the conduct of the Wireless Business.
(b)Schedule 4.04(b) contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto and separately identifying the Intellectual Property Agreements: (i) under which Licensor is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; and (ii) under which Licensor is a licensee or otherwise granted any right or interest in or to the Intellectual Property of any Person;. Licensor has made available to Licensee true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all material modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Licensor in accordance with its terms and is in full force and effect. Neither Licensor nor, to Licensor’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default in any material respect under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any material Intellectual Property Agreement. All Intellectual Property Agreements for Licensed Intellectual Property are set forth on Schedule 4.04(b).
(c)Licensor is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances other than Permitted Encumbrances, and has the valid and enforceable right to use all other material Intellectual Property used or held for use in or necessary for the conduct of the Wireless Business as currently conducted. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property used in the current operation of, or held for use in, the Wireless Business. Licensor has entered into binding and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property Assets during the course of employment or engagement with Licensor whereby such employee or independent contractor (i) effectively assigns to Licensor exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Licensor, and (ii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Licensor has made available to Licensee true and complete copies of all forms of such Contracts. All assignments and other instruments necessary to establish, record, and perfect Licensor’s ownership interest in the Intellectual Property Registrations used in the Wireless Business that are owned by Licensor have been validly executed, delivered, and filed with the relevant Governmental Authorities or authorized registrars.
(d)Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Licensee’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Wireless Business.
(e)All of the Intellectual Property Assets and Licensed Intellectual Property are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Licensor has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(f)(i) All necessary registration, maintenance and renewal fees for each material Intellectual Property Registration have been paid and all necessary documents, recordations and certificates in connection with each Intellectual Property Registration have been filed with the relevant Governmental Authority for the purposes of maintaining or perfecting such Intellectual Property Registration; and (ii) all the Intellectual Property Registrations are in good standing, subsisting and in full force and effect. All of the Intellectual Property Registrations are held in the name of Licensor or one of its Subsidiaries and have been duly applied for and registered in accordance with applicable Laws.
(g)Licensor has not received any written or, to Licensor’s Knowledge, oral notice or claim from any Person alleging that the conduct of the Wireless Business as currently conducted and conducted in the past (3) years, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, or the products, processes, and services of the Wireless Business, infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of such Person. To the Licensor’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.
(h)There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of written offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Licensor in the conduct of the Wireless Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Licensor alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Licensor is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Wireless Business.
(i)Without limiting the generality of, and in addition to, the foregoing:
(i)Validity and Enforcement.
(A)The issued Company Patents (1) are subsisting and in full force and effect, and have not expired, lapsed, been cancelled, or become abandoned; (2) are valid and enforceable; (3) include all Patents to which any Company Patents have been terminally disclaimed; (4) have not been held invalid or unenforceable; and (5) disclose and claim patentable subject matter.
(B)Licensor and its Subsidiaries and their representatives and, to Licensor’s Knowledge, all prior owners of any Company Patent have (1) complied with the duty of candor and disclosure to the United States Patent and Trademark Office and equivalent Governmental Authority anywhere in the world with respect to the Company Patents; (2) not misrepresented or failed to disclose any fact or circumstance (including the name of any inventor of subject matter claimed in any Company Patent or the existence of any prior art) in connection with the prosecution of any Company Patent; and (3) not otherwise engaged in any conduct, or failed to perform any act, the result of which could reasonably be expected to materially adversely affect the validity or enforceability of any Company Patent.
(C)To Licensor’s Knowledge, no fact or circumstance exists that could reasonably be expected to adversely affect the validity or enforceability of any Company Patent.
(ii)Prosecution and Maintenance. Licensor and its Subsidiaries and, to Licensor’s Knowledge, all prior owners of any Company Patent, have timely paid all maintenance fees, annuities, and other payments due or payable in respect of the Company Patents, and properly obtained and timely filed with the applicable Governmental Authorities all material statements, declarations, certificates, and other material documents, in each case to the extent necessary to prosecute and maintain such Company Patents.
(iii)Patent Marking. Licensor and its Subsidiaries have, and to Licensor’s Knowledge, all manufacturers, suppliers, distributors, resellers, and licensees have, complied in all material respects with all applicable Laws requiring marking of all products covered by the Company Patents. Without limiting the foregoing, all such products have been properly marked (physically or virtually, as applicable), and no such products have been falsely marked.
(iv)No Challenges. To Licensor’s Knowledge, none of the Company Patents is the subject of any pending cancellation, reissue, interference, reexamination, derivation, inter partes review, post-grant review, covered business method patent review, opposition, revocation, or similar proceeding, and Licensor has not received any written notice of any of the foregoing, and to Licensor’s Knowledge, no such proceeding is threatened.

(v)Rights of Third Parties.
(A)No Company Patent is co-owned by, exclusively licensed to, or, except as disclosed in Schedule 4.04(i)(v), otherwise controlled (in whole or in part) by, any other Person, including any current or former employee, officer, director, consultant, or contractor of Licensor or any of its Subsidiaries.
(B)Licensor and its Subsidiaries do not owe any compensation or remuneration (other than the general compensation for employment or services) to a current or former employee, officer, director, consultant, or contractor for any Company Patent.
(C)No Company Patent is subject to any (1) covenant not to sue, release, consent, or similar limitation on enforcement of such Company Patent; (2) option to acquire or reversionary right; or (3) grant of any right to any recoveries or proceeds from the enforcement or exploitation of such Company Patent (other than pursuant to indemnification obligations in the ordinary course of Licensor’s business).
(vi)Government Funding and Rights.
(A)Except as set forth on Schedule 4.04(i)(vi)(A), no funding of any Governmental Authority and no Intellectual Property, facilities, personnel, or other resources of any multi-national, bi-national, or international organization, university, college, or other academic institution, medical institute, or research center were used, directly or indirectly, in the creation of any material Intellectual Property Asset by or for Licensor or any of its Subsidiaries or, to Licensor’s Knowledge, its or their licensors or any prior owners of any Intellectual Property Asset, and Intellectual Property Asset was developed pursuant to the requirements of a Contract with any Governmental Authority.
(B)Except as set forth on Schedule 4.04(i)(vi)(B), no Governmental Authority has, or has any claim to, any right, title, or interest (including any “march in” rights) in or to any Intellectual Property Asset or product covered thereby.
(C)Licensor and its Subsidiaries have made and provided to the relevant Governmental Authority all material disclosures, elections, and notices required by applicable Contract terms.
(vii)Standards Bodies and Patent Pools.
(A)Schedule 4.04(i)(vii)(B) lists: all patent pool or any organization, body, or group that is engaged in setting any industry or product standards or the terms under which any Company Patent is required to be licensed (collectively, “Patent Licensing Bodies”) or that Licensor of any of its Subsidiaries is a member of, participant in or contributor to.
(B)Neither Licensor nor any of its Subsidiaries has any material commitment, obligation, or duty, nor is it bound by any Contract, present,

contingent, or otherwise, to disclose, assign, or offer or grant any right or license (including on “RAND” or “FRAND” terms) under any current or future Company Patents to any third Person as a result of any such membership or participation in or contribution to any Patent Licensing Body.
(C)None of the Company Patents has ever been declared, disclosed, proposed, or otherwise identified as a standard-essential patent by or to any Patent Licensing Body or any member or participant of or contributor to any Patent Licensing Body.
Section 4.05Software and the Internet.
(a)Software and Company Products.
(i)Schedule 4.05(a)(i) lists all Company Products.
(ii)Rights to and Disclosure of Source Code.
(A)No Person other than Licensor or its Subsidiaries possesses any current or contingent right to any Source Code that is part of the Proprietary Software or any Company Product (other than (1) Source Code covered by any Intellectual Property Agreement listed on Schedule 4.04(b), and (2) any Open Source Materials listed on Schedule 4.05(a)(vi)(A)).
(B)Licensor and its Subsidiaries are in actual possession of and have exclusive control over a complete and correct copy of the Source Code for all Proprietary Software and all proprietary components of the Company Products, including all previous major releases.
(C)No Proprietary Software or Company Product is, nor upon consummation of the transactions contemplated by this Agreement will be, in whole or in part, governed by any license that requires, as a condition of modification and/or distribution of such Proprietary Software or Company Product, that: (1) such Proprietary Software or Company Product be disclosed or distributed in Source Code form; or (2) such Proprietary Software, Company Product or any associated Intellectual Property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works).
(D)Licensor and its Subsidiaries have not disclosed, delivered, licensed, or otherwise made available, and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any Source Code for any Proprietary Software or Company Product to any escrow agent or any other Person, other than (1) an employee, independent contractor, or consultant of Licensor or its Subsidiaries pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for Licensor or its Subsidiaries; or (2) an independent third-party escrow agent pursuant to a valid and enforceable written source code escrow agreement providing for limited release only upon the occurrence of specified release events, and no such release event has occurred, and true and complete copies of each of the foregoing have been made available to Licensee, and no circumstance or condition exists that would reasonably be expected to result in the occurrence of any such release event. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any Source Code for any Proprietary Software or Company Product.
(E)There has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any Source Code for any Proprietary Software or any Company Product.
(iii)Performance of Software and Company Products; No Destructive Mechanisms.
(A)Each of the Proprietary Software and the Company Products and any Third-Party Software that is incorporated into the Proprietary Software or any Company Product: (1) performs in accordance with (I) its Software Documentation and/or other product specifications, (II) applicable Law, and (III) industry standards (including with respect to security); (2) conforms to all applicable Contractual commitments, representations and claims in packaging, labeling, advertising and marketing materials; and (3) (in the case of Software) is in machine-readable form.
(B)The Proprietary Software and the Company Products and, to Licensor’s Knowledge, the Third-Party Software, are free of material defects, material bugs or programming errors that materially adversely affect the functionality of such Software or Company Products (as appropriate) and contain no Destructive Mechanisms.
(C)There is no existing pattern or repetition of customer complaints regarding any Proprietary Software or Company Product, including functionality or performance issues.
(iv)Use of Third-Party Software. Licensor and each of its Subsidiaries uses all Third-Party Software pursuant to an agreement or license (all of which, if material, are listed on Schedule 4.04(b)).
(v)Open Source Materials.
(A)Schedule 4.05(a)(v)(A) lists all Open Source Materials currently used in the Proprietary Software or the Company Products, including the applicable license. Except as set forth on Schedule 4.05(a)(v)(A): no Proprietary Software or Company Product is subject to the terms of any license governing Open Source Materials.
(B)Licensor and its Subsidiaries have complied in all material respects with all notice, attribution, and other requirements of each license applicable to the Open Source Material disclosed on Schedule 4.05(a)(v)(A).

(C)Licensor and its Subsidiaries have not used any Open Source Materials in a manner that requires the: (1) disclosure or distribution of any Company Product or any Proprietary Software in Source Code form; (2) license or other provision of any Company Product or any Proprietary Software on a royalty-free basis; or (3) grant of any Patent license, non-assertion covenant, or other rights under any Intellectual Property Asset or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Product or any Proprietary Software.
(b)Internet Rights. Schedule 4.05(b) lists all of the Internet web sites and Internet domain names owned or used by Licensor and each of its Subsidiaries in the Wireless Business, or in which they have any rights (collectively, the “Internet Rights”). Each of the Internet Rights has been registered in the name of Licensor or one of its Subsidiaries, as appropriate and is in compliance with Law.
(c)PCI-DSS. Licensor and each of its Subsidiaries have not accepted credit cards for payment.
Section 4.06Securities.
(a)Licensor (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of investment in the Licensee Shares and the transactions contemplated hereby and thereby, (ii) is able to bear the risk of an entire loss of its investment in the Licensee Shares and (iii) is consummating the transactions hereby and thereby with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.
(b)Licensor is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). Licensor agrees to furnish any additional information requested by Licensee or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the transactions contemplated hereby and thereby.
(c)Licensor understands that the Licensee Shares have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of Licensor and of the other representations made by Licensor in this Agreement. Licensor understands that Licensee is relying upon the representations and agreements contained in this Agreement (and any supplemental information) for the purpose of determining whether the transactions contemplated hereby and thereby meet the requirements for such exemptions.
(d)Licensor understands that the Licensee Shares are “restricted securities” under applicable federal securities laws, and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “SEC”) provide in substance that Licensor may dispose of the Licensee Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. Licensor understands that, except as otherwise expressly set forth herein, Licensee has no obligation or intention to register any of the Licensee Shares or the offering or sale thereof. Licensor understands that there are limitations on the use of a registration statement and, unless an effective registration statement is available under the Securities Act, under the SEC’s rules, Licensor may dispose of the Licensee Shares only in accordance with Rule 144, under the Securities Act (“Rule 144”), or in “private placements” which are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities,” subject to the same limitations that apply to the Licensee Shares in the hands of Licensor. Consequently, Licensor understands that it may bear the economic risks of the investment in the Licensee Shares for an indefinite period of time.
(e)Licensor acknowledges and agrees: (i) that Licensor will not sell, assign, pledge, give, transfer, or otherwise dispose of any of the Licensee Shares or any interest therein, or make any offer or attempt to do any of the foregoing, unless the transaction is registered under the Securities Act and complies with the requirements of all applicable state securities laws, or the transaction is exempt from the registration provisions of the Securities Act and all applicable requirements of state securities laws; (ii) that the certificates representing the Licensee Shares will bear a legend making reference to the foregoing restrictions, as well as the restrictions set forth in Section 6.06 hereof; and (iii) that Licensee, its affiliates and its transfer agent shall not be required to give effect to any purported transfer of such Licensee Shares, except upon compliance with the foregoing restrictions.
(f)Licensor has received and carefully reviewed Licensee’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, all subsequent public filings of Licensee with the SEC, other publicly available information regarding Licensee, and such other information that it and its advisers deem necessary to make its decision to enter into the transactions contemplated hereby and thereby.
(g)Licensor has evaluated the merits and risks of the transactions contemplated hereby and thereby based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary, and Licensor has made its own decision concerning the same without reliance on any representation or warranty of, or advice from, Licensee, except as set forth in ARTICLE V.
(h)Licensor acknowledges and agrees that to the extent (i) it is or becomes controlled by an “affiliate” as defined under Rule 144(a)(i) of Licensee or (ii) one or more of its executive officers is or becomes an “affiliate” as defined under Rule 144(a)(i) of Licensee and/or a person subject to the reporting obligations under Section 16 of the Exchange Act and the rules promulgated thereunder, of Licensee, it shall comply with all applicable securities laws and rules in connection therewith, and the Insider Trading Policy of Licensee (as provided to Licensor as of the date hereof and as of amended from time to time, the “Insider Trading Policy”) and timely provide Licensee with all reasonable and necessary information in order for Licensee to comply with its obligations in connection with its obligations under such laws and rules. To the degree that Licensee exercises provisions within the Insider Trading Policy to block trading in Licensee’s publicly traded shares outside of ordinary course blocks for the end of a calendar quarter, unless Licensee’s board of directors determines in good faith that it would not be in the best interest of Licensee to do so, Licensee shall promptly, but in any event within three (3) business days, inform Licensor with reasonably sufficient detail explaining the basis of such blockage and permit Licensee to make reasonable enquiries of Licensee as to the facts and legal interpretations of such decision.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LICENSEE
Licensee hereby represents and warrants to Licensor that the statements contained in this ARTICLE V are true and correct as of the date hereof.
Section 5.01Organization of Licensee. Licensee is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 5.02Authority of Licensee. Licensee has full power and authority to enter into this Agreement and the Ancillary Documents to which Licensee is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Licensee of this Agreement and any Ancillary Document to which Licensee is a party, the performance by Licensee of its obligations hereunder and thereunder and the consummation by Licensee of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Licensee. This Agreement has been duly executed and delivered by Licensee, and (assuming due authorization, execution and delivery by Licensor) this Agreement constitutes a legal, valid and binding obligation of Licensee enforceable against Licensee in accordance with its terms. When each Ancillary Document to which Licensee is or will be a party has been duly executed and delivered by Licensee (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Licensee against it in accordance with its terms.
Section 5.03No Conflicts; Consents. The execution, delivery and performance by Licensee of this Agreement and the Ancillary Documents to which Licensee is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Licensee; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Licensee; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, in any material respect, any Contract or Permit to which Licensee or any Affiliate is a party or by which Licensee or any Affiliate is bound. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Licensee in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.04Brokers. Except as set forth on Schedule 5.04, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Licensee.
Section 5.05Legal Proceedings. There are no Actions pending or, to Licensee’s knowledge, threatened against or by Licensee or any Affiliate thereof that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There are no material Actions pending or threatened in writing against Licensee or any of its direct and indirect subsidiaries.

Section 5.06SEC Reports.
(a)Except as set forth on Schedule 5.06(a), Licensee has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Licensee (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Licensee SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Licensee SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Licensee SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, Licensee does not have any material non-public information that it has not shared with Licensor.
(b)The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Licensee SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Licensee and its subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since June 30, 2023, Licensee has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.
(c)Licensee is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE American.
(d)Neither Licensee nor any of its subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent disclosed in the Licensee SEC Documents and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2022 that are not material to Licensee and its subsidiaries, taken as a whole.
Section 5.07Absence of Certain Changes, Events and Conditions. Since December 31, 2022, and except as disclosed in any filed Form 8-K, Form 10-Q or Form 10-K, Licensee and its subsidiaries have conducted its businesses in the ordinary course of business consistent with past practice, and there has not been any event, occurrence or development that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of Licensee and its subsidiaries taken as a whole.

ARTICLE VI
OTHER COVENANTS
Section 6.01Confidentiality.
(a)Licensor shall hold, shall cause its controlled Affiliates to hold, shall use commercially reasonable efforts to cause its non-controlled Affiliates to hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all confidential information, whether written or oral, concerning the Intellectual Property Assets or the Wireless Business (but no less than the same efforts it uses with respect to its own intellectual property assets and confidential information), except to the extent that Licensor can show that such information is generally available to and known by the public through no fault of Licensor, any of its Affiliates or their respective Representatives. If Licensor or any of its controlled Affiliates (or, to Licensor’s Knowledge, any of its non-controlled Affiliates) or their respective Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Licensor shall promptly notify Licensee in writing and shall disclose (or use commercially reasonable efforts to cause its non-controlled Affiliates to disclose, as applicable) only that portion of such information which Licensor is advised by its counsel in writing is legally required to be disclosed, provided that Licensor shall use reasonable best efforts (at the cost and expense of the Licensee) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(b)Licensee shall hold, shall cause its controlled Affiliates to hold, shall use commercially reasonable efforts to cause its non-controlled Affiliates to hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all confidential information received from Licensor, whether written or oral, that is not necessary for the operation of the Wireless Business and use of the Intellectual Property Assets (but no less than the same efforts it uses with respect to its own intellectual property assets and confidential information), except to the extent that Licensee can show that such information is generally available to and known by the public through no fault of Licensee, any of its Affiliates or their respective Representatives. If Licensee or any of its controlled Affiliates (or, to Licensee’s knowledge, any of its non-controlled Affiliates) or their respective Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Licensee shall promptly notify Licensor in writing and shall disclose (or use commercially reasonable efforts to cause its non-controlled Affiliates to disclose, as applicable) only that portion of such information which Licensee is advised by its counsel in writing is legally required to be disclosed, provided that Licensee shall use reasonable best efforts (at the cost and expense of the Licensor) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.02Restrictive Covenants.
(a)For a period of five (5) years commencing on the Effective Date (the “Restricted Period”), Licensor shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, (i) engage in or directly assist others in engaging in the Restricted Business globally, including through a license or otherwise; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business globally in any capacity, including as a partner, shareholder, or member (it being understood that clauses (i) and (ii) do not prevent Licensor from purchasing and using a wireless system to run XR applications, but do prevent Licensor from developing any such system); or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Wireless Business (including any existing or former client or customer of Licensor or any Subsidiary and any Person that becomes a client or customer of Licensee with respect to the Wireless Business after the Effective Date), or any other Person who has a material business relationship with Licensee with respect to the Wireless Business, to terminate or modify any such actual or prospective relationship, in each case to the extent Licensor has actual knowledge of such actual or prospective business relationship. Notwithstanding the foregoing, Licensor may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Licensor is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)During the Restricted Period, Licensor shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, employ, hire, or solicit any person who is offered employment by Licensee or its affiliates pursuant to Schedule C hereto, or encourage any such employee to leave Licensee’s or its affiliates’ employment or hire any such Licensee or affiliate employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.02(b) shall prevent Licensor or any of its Affiliates from hiring, after 180 days from the date of termination of employment, any employee whose employment with Licensee or its affiliates has been terminated by the employee or by Licensee. Nothing set forth herein shall prohibit Dr. Paul Jacobs or Matthew Grob from serving on the board of directors, or similar advisory role, of Licensor and each of Dr. Paul Jacobs and Matthew Grob are permitted to serve in a part-time capacity as interim CEO and interim CTO, respectively, of Licensor through January 31, 2024 while also serving as full-time employees of Licensee.
(c)Licensor acknowledges that a breach or threatened breach of Section 6.01 or this Section 6.02 would give rise to irreparable harm to Licensee, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Licensor of any such obligations, Licensee shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)Licensor acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of Licensee and constitute a material inducement to Licensee to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then (without limiting Section 8.04) any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.03Public Announcements. Except with respect to that certain press release which has been mutually agreed among the parties and is attached hereto as Exhibit F, unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel and with notice to the other party of no less than 2 full Business Days (unless, in the case of a public announcement required to be made by Licensee, such advance notice is impracticable in the circumstances) and considering the other party’s interpretations with respect thereto in good faith), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement. Licensee agrees that Licensor may announce its change of name and brand in connection with the transaction hereunder, including to customers, vendors and commercial partners, provided no specific consideration terms of the transaction are announced and any details concerning Licensee or the transaction are limited to and consistent with those disclosed in the press release contemplated hereby. Licensee will include a disclaimer on the XCOM-Labs.com domain noting the transaction and redirecting those looking for the Licensor’s business other than the Wireless Business to the domain provided by Licensor.
Section 6.04Third Party Consents; Further Assurances. Notwithstanding any provision of this Agreement to the contrary, to the extent that Licensor’s rights under any Contract or Permit constituting an Asset, or any other Asset, may not be assigned to Licensee without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Licensor, at its expense, shall use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible; provided that Licensor shall not be required to pay any consent fee or other premium in connection therewith. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Licensee’s rights under the Asset in question so that Licensee would not in effect acquire the benefit of all such rights, Licensor, to the maximum extent permitted by law and the Asset, shall act as Licensee’s agent in order to obtain for it the benefits thereunder, including by acting on Licensee’s behalf to attempt to enforce against third parties any confidentiality or other covenants in agreements that were not assigned to Licensee (with Licensee to bear all Liabilities, costs and other obligations arising thereunder to the extent such items would have been Assumed Liabilities if the Asset had been assigned to Licensee) and shall cooperate, to the maximum extent permitted by Law and the Asset, with Licensee in any other reasonable arrangement designed to provide such benefits to Licensee. Following the Effective Date, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.
Section 6.05Right to Purchase Intellectual Property. Licensee shall have the right at any time during the Term to elect to purchase and take sole and absolute title to and ownership of the Intellectual Property Assets, the Documentation and any and all related Intellectual Property rights therein and thereto throughout the world, including all right and interest in and to those items set forth in Section 2.01 above, free and clear of all Encumbrances, and without further restriction, in exchange for the price of [*]. Upon Licensee’s written notice of election of the same to Licensor, the Licensor shall promptly deliver an executed assignment agreement in the form attached hereto as Exhibit G (the “Assignment”) whereupon the Term shall end. On the Effective Date, the Licensor shall execute the Assignment and shall hold the original executed Assignment in escrow pending Licensee’s exercise of its purchase right, provided that upon exercise of such purchase right Licensee may update Schedule A to the Assignment to reflect any Intellectual Property Assets owned or acquired by Licensor between the Effective Date and the date of the Assignment. Licensor and Licensee agree that the Assignment is an “agreement supplementary to” this Agreement as that phrase is used in Section 365 (n) of the Bankruptcy Code.
Section 6.06Condition to Effectiveness, Stock Sale Restrictions, and Licensee Common Stock Registration.
(a)Condition to Effectiveness; Sale Restrictions. Notwithstanding any other provision of this Agreement or any other Transaction Document, it is a condition for the effectiveness of this Agreement and each other Transaction Document that binding purchase agreements for secondary placements for purchasing Initial Shares in the aggregate amount of no less than [*] (the “Base Amount”) have been validly entered into as of the date hereof. In addition to, and not in replacement or reduction of, the restrictions on transfer set forth under Section 4.06, Licensor agrees that on or prior to the [*} following the Effective Date (the “Lock-Up Period”) it shall sell Licensee Shares received hereunder only to the Persons and in the amounts set forth on Schedule 6.06(a), provided that such restrictions shall not apply to secondary placements facilitated by Licensee on or within five business days of this Agreement (such amount raised, any “Additional Amount,” and the restrictions in this sentence, the “Lock-Up”) . Notwithstanding the foregoing restriction, (i) Licensor may establish a trading plan pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that (x) such plan does not provide for the transfer of any Licensee Shares during the Lock-Up Period and (y) such plan complies with Rule 10b5-1, all other applicable federal and state securities laws and rules and the Insider Trading Policy; and (ii) to the extent that the sum of the Base Amount and Additional Amount is less than [*], the Lock-Up shall not apply to Licensor sales of Licensee Shares unless and until Licensor has received net proceeds of sales such that the sum of the Base Amount, the Additional Amount, and the proceeds of any other sales of any Licensee Shares without regard for the Lock-Up equals [*].
(b)Registration Rights.
(i)Shelf Registration Statement.
(A)Licensee shall file with the SEC as soon as reasonably practicable after the date hereof, but in any event within 10 days, and use commercially reasonable efforts to cause to be declared effective by the SEC as soon as reasonably practicable after such filing date, a registration statement on Form S-3 or, if such form is not available to Licensee, Form S-1, providing for an offering to be made on a delayed or continuous basis in accordance with Rule 415 under the Securities Act relating to the offer and sale, from time to time, of all of the Licensee Shares in open market sales (the “Shelf Registration Statement”).

(B)Licensee shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective for the maximum period permitted by the SEC’s rules, and shall replace such Shelf Registration Statement at or before expiration with a successor Shelf Registration Statement, until the date on which all Licensee Shares have been sold thereunder, and to take all commercially reasonable steps to ensure the Licensee Shares are eligible for sale under the Shelf Registration Statement. Licensee shall bear all fees and expenses that it incurs in connection with the Shelf Registration Statement, including for any “blue sky” qualifications. If the submission, filing, initial effectiveness or continued use of the Shelf Registration Statement at any time would (a) require Licensee to make an Adverse Disclosure, (b) require Licensee to update the financial statements included in the Prospectus Supplement or the Registration Statement in order to comply with Regulation S-X age of financial statement requirements, (c) require the inclusion in the Prospectus Supplement or the Registration Statement financial statements that are unavailable to Licensee for reasons beyond Licensee’s control or (d) in the good faith judgment of the board of directors of Licensee that the ongoing use of the Shelf Registration Statement is detrimental to Licensee and the board of directors of Licensee concludes as a result that it is in Licensee’s best interest to defer initial effectiveness or use at such time, Licensee may, upon giving prompt written notice of such action to Licensor, delay the initial effectiveness of, or suspend use of, such Shelf Registration Statement for a period of time determined in good faith by the board of directors of Licensee to be reasonably necessary for such purpose, that any such delay shall not exceed one hundred twenty (120) days in any 1 year period.
(ii)General Covenants.
(A)At any time that a Shelf Registration Statement is effective, if Licensor delivers a notice to Licensee stating that it intends to sell all or part of the Licensee Shares (a “Shelf Offering”), then Licensee shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Licensee Shares to be distributed in accordance with the Shelf Offering. For the purposes of this Section 6.06(b) in its entirety, Licensee Shares shall include any shares of Licensee Common Stock issued to Licensor after the date hereof in accordance with the terms of the Support Services Agreement (the “Additional Shares”); provided, however, in no event will Licensee be required to register any Additional Shares until such Additional Shares have actually been issued and delivered to Licensor.
(B)Licensee shall use commercially reasonable efforts to (i) cause such the Licensee Shares to be listed on the NYSE American, (ii) provide and cause to be maintained a transfer agent and registrar for the Licensee Shares from and after a date not later than the effective date of such registration statement, and (iii) instruct Licensee’s transfer agent for delivery of Licensee Shares into street name with The Depository Trust Company, and deliver to Licensee’s transfer agent any legal opinions so that such Licensee Shares shall not bear any restrictive legends, upon the sale by Licensor of any and/or all Licensee Shares under the Shelf Registration Statement or pursuant to Rule 144.

(C)Except for registration rights granted on or about the date hereof and which are substantially in the form (except for the names of the applicable counterparties) as set forth in the form of Share Transfer Agreement attached hereto as Schedule I but for which any differences from the form do not conflict with the provisions of this Section 6.06(b) (for the sake of clarity, such differences exclude any carve-back or similar provision that would allow other registration rights recipients to have seniority in any registration statement or be able to exclude Licensor from registering and selling shares through the Shelf Registration Statement), Licensee represents that it has not granted to any person or third party any demand, piggyback, or shelf registration rights the terms of which conflict with the rights granted to Licensor hereunder, and shall not do so without the prior written consent of Licensor, not to be unreasonably withheld provided that Licensor shall not be subject to any carve-back or similar provisions that would impede or impair Licensor’s ability to sell the Licensee Shares under the Shelf Registration Statement.
(D)Licensee shall promptly notify Licensor in writing at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event or of any information or circumstances as a result of which the prospectus included in the Shelf Registration Statement contains a Misstatement. Upon receipt of written notice from Licensee: (a) that the Shelf Registration Statement contains a Misstatement; (b) of any request by the SEC for any amendment or supplement to the Shelf Registration Statement or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to the Shelf Registration Statement so that, the prospectus as thereafter delivered to the purchasers of the securities covered by the Shelf Registration Statement, will not contain a Misstatement; or (c) of the commencement of any blackout period under the Insider Trading Policy or any suspension by Licensee, pursuant to the Insider Trading Policy, of the ability of all “insiders” covered by such program to transact in Licensee’s securities because of the existence of material non-public information, Licensor shall immediately discontinue disposition of Licensee Shares pursuant to the Shelf Registration Statement until (x) in the case of (a) or (b), it has received copies of a supplemented or amended prospectus to the Shelf Registration Statement which does not contain a Misstatement (it being understood that Licensee hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by Licensee that the use of the Shelf Registration Statement may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in Licensee’s securities is removed, and, if so directed by Licensee, Licensor will deliver to Licensee all copies, other than permanent file copies then in Licensor’s possession, of the most recent prospectus covering the Licensee Shares at the time of receipt of such notice.
(E)If Licensor, in its sole and exclusive judgment, determines that it might be deemed to be an underwriter or a controlling person of Licensee, Licensee shall amend or supplement the Shelf Registration Statement as may be necessary to insert language provided by Licensor, in form and substance satisfactory to the Licensor, which in the reasonable judgment of the undersigned and its counsel should be included as a result of such determination.
(iii)Registration Indemnification.
(A)Licensee agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, Licensor and its affiliates and their respective employees, officers, managers, directors, agents, fiduciaries, stockholders, members, direct and indirect equityholders, consultants, representatives, and partners, and any successors and assigns thereof, from and against all losses, as incurred, arising out of, caused by, resulting from, or relating to (a) any untrue statement (or alleged untrue statement) of a material fact contained in the Shelf Registration Statement, prospectus, or preliminary prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) any violation or alleged violation by Licensee of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to Licensee and relating to action or inaction required of Licensee in connection with any such registration or compliance, and (c) any [*] Claims (as defined below), and in each case will reimburse each such indemnified person for any reasonable legal and other expenses incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, except with respect to clause (a), insofar as the same are caused by any information furnished in writing to Licensee by any such indemnified person expressly for use therein. [*] Claims” shall mean only a specific claim in which [*].
(B)Licensor agrees, without limitation as to time, to indemnify Licensee, its directors, officers, agents, fiduciaries, stockholders, members, direct and indirect equityholders, consultants, representatives, and employees from and against all losses, as incurred, arising out of, caused by, resulting from (as determined by a final and appealable judgment, order or decree of a court of competent jurisdiction), or relating to any untrue statement by Licensor of material fact contained in the registration statement, prospectus, or preliminary prospectus or any amendment or supplement thereto or any omission by Licensor of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and will reimburse such indemnified persons for any reasonable legal and other expenses incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, in each case solely to the extent, and only to the extent, that such untrue statement or omission is made in such registration statement, prospectus, or preliminary prospectus or any amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to Licensee by Licensor expressly for use therein. Notwithstanding the foregoing, Licensor shall not be liable under this Section 1.5(b) for amounts in excess of the net proceeds received by Licensor from its sale of Licensee Shares in connection with the offering that gave rise to such liability.

(C)Any person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.
(D)In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate, and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision, and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that (A) there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (B) such action involves, or is reasonably likely to have an effect on, matters that are beyond the scope of matters that are subject to indemnification in accordance with this Section 6.06, or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, and in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel). Notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned, or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability, or a failure to act by or on behalf of any indemnified party, and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.
(E)The indemnification provided for under this Section shall be in addition to any other rights to indemnification or contribution which any indemnified party may have by law or contract, shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the transfer of the Licensee Shares and the termination of this Section.
(F)If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any losses with respect to which such person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements, or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. If, however, the allocation provided above is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, Licensor shall not be required to make a contribution in excess of the net proceeds (after deducting any underwriting discount or commission) received by Licensor from its sale of the Licensee Shares in connection with the offering that gave rise to the contribution obligation.
(iv)Termination of Registration Rights. The rights granted under this Section shall terminate as to Licensor on the earlier date on which either all Licensee Shares held by Licensor have been disposed, or all Licensee Shares are eligible for sale under Rule 144 without restriction and Licensee has removed any restrictive legends from Licensee Shares.
(v)Current Public Information. Licensee shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Licensor may reasonably request, all to the extent required to enable Licensor to sell Licensee Shares pursuant to Rule 144.

ARTICLE VII
INDEMNIFICATION
Section 7.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Effective Date and shall remain in full force and effect until the date that is two years from the Effective Date; provided, however, the representations and warranties in (i) Section 4.01, Section 4.02, the first sentence of Section 4.03 (excluding clause (c) of the first sentence thereof), Section 5.01, Section 5.02, Section 5.03 and Section 5.04, together with Sections 6(k), 6(m), and 6(n) of Exhibit B, shall survive three (3) years from the date hereof, and (ii) Section 6(l) of Exhibit B shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (the representations and warranties in the sections listed in clauses (i) and (ii) above are collectively referred to as the “Fundamental Representations”). All covenants and agreements of the parties contained herein shall survive the Effective Date indefinitely or for the period explicitly specified therein (or, if no period is explicitly specified therein, indefinitely). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 7.02Indemnification By Licensor. Subject to the other terms and conditions of this ARTICLE VII, Licensor shall indemnify and defend each of Licensee, its Affiliates, and their respective Representatives (collectively, the “Licensee Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Licensee Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Licensor contained in this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Licensor pursuant to this Agreement or the Support Services Agreement;
(c)any Excluded Asset or any Excluded Liability; or
(d)any Indemnified Taxes.
Section 7.03Indemnification By Licensee. Subject to the other terms and conditions of this ARTICLE VII, Licensee shall indemnify and defend each of Licensor and its Affiliates and their respective Representatives (collectively, the “Licensor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Licensor Indemnitees based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Licensee contained in this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Licensee pursuant to this Agreement or the Support Services Agreement; or

(c)any Assumed Liability.
Section 7.04Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
(a)Licensor shall not be liable to the Licensee Indemnitees for indemnification pursuant to Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification pursuant to Section 7.02(a) exceeds $275,000 (the “Basket”), in which event Licensor shall be required to pay or be liable for all indemnifiable Losses in excess of the Basket in accordance with the limitations set forth in this Section 7.04 and subject to Section 7.06(b).
(b)Licensee shall not be liable to the Licensor Indemnitees for indemnification pursuant to Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification pursuant to Section 7.03(a) exceeds the Basket, in which event Licensee shall be required to pay or be liable for all Losses in excess of the Basket.
(c)Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not (i) apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation, or (ii) affect or otherwise limit any claim made or available under the R&W Insurance Policy.
(d)Notwithstanding anything herein to the contrary, in no event shall Licensor be liable for Losses pursuant to Section 7.02(a) or Section 7.02(b) in excess of the Base License Consideration in the aggregate, and in no event shall Licensee be liable for Losses pursuant to Section 7.03(a) or Section 7.03(b) in excess of the Base License Consideration in the aggregate.
(e)Notwithstanding anything herein to the contrary, except with respect to any inaccuracy in or breach of any of the Fundamental Representations, Licensor shall not be liable to Licensee Indemnitees for indemnification pursuant to Section 7.02(a) for any amount in excess of $137,000.
(f)For purposes of this ARTICLE VII (including (i) for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty, and (ii) for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty; provided, however, (x) the term “Material Adverse Effect” shall not be disregarded in Section 4(e)(i) (Absence of Certain Changes, Events and Conditions) of Exhibit B; (y) the phrase “and which are not, individually or in the aggregate, material in amount” shall not be disregarded when used in Section 6(d) of Exhibit B; and (z) the word “material” shall not be disregarded when used in the definition of any defined terms in this Agreement containing the word “material”, or when used in any defined terms in this Agreement.
(g)Notwithstanding anything herein to the contrary, Licensor shall not be liable to Licensee Indemnitees for indemnification pursuant to Section 7.02(b) and Licensee shall not be liable to Licensor Indemnitees for indemnification pursuant to Section 7.03(b), in each case, with respect to any breach or non-fulfillment of any covenant, agreement or obligation to be performed pursuant to the Support Services Agreement, in an amount that exceeds in the aggregate the total consideration paid by Licensee to Licensor thereunder, including $[●] that was paid in Licensee Shares as part of the Base License Consideration.

Section 7.05Indemnification Procedures. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.
(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, if the Indemnifying Party is Licensor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim (w) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Wireless Business, (x) that seeks an injunction or other equitable relief against the Indemnified Party, (y) if such defense is reasonably likely to cause a Licensee Indemnitee to lose coverage under the R&W Insurance Policy, or (z) if a Licensee Indemnitee or the insurer is required to assume such defense pursuant to the R&W Insurance Policy. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, however, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required may be included as Losses to the extent recovery of Losses is provided pursuant to the terms of this Agreement. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Licensor and Licensee shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 7.06Payments; R&W Insurance Policy.
(a)Subject to Section 7.06(b), once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within ten Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds (subject to Section 7.06(c)). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to eight percent (8.0%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
(b)Any Losses payable to a Licensee Indemnitee pursuant to Section 7.02(a) or Section 7.02(d), subject to the limitations in Section 7.04, shall be satisfied:
(i)first, in cash by Licensor (subject to the application of the Basket and limitation in Section 7.04(e), where applicable);
(ii)second, to the extent such Losses (including Losses for which Licensor was not liable due to the application of the Basket) exceed $412,000, by recovery under the R&W Insurance Policy; and
(iii)third, solely with respect to any inaccuracy in or breach of any Fundamental Representation or Losses payable pursuant to Section 7.02(d), to the extent such Losses exceed the coverage limit of the R&W Insurance Policy (or, solely with respect to Section 7.02(d), to the extent such Losses are not covered by the R&W Insurance Policy for any reason, including because they are specifically excluded from such coverage in the definition of “Pre-Closing Tax Indemnity” set forth in the R&W Insurance Policy), in cash by Licensor (it being understood that the aggregate amount of all Losses for which Licensor shall be liable pursuant to Section 7.02(a) with respect to any inaccuracy in or breach of any representation or warranty that is not a Fundamental Representation (including Losses for which Licensor was not liable due to the application of the Basket) shall not exceed $412,000); provided that, solely for purpose of calculating any Losses recoverable from Licensor under this Section 7.06(b)(iii), Losses payable pursuant to Section 7.02(d) shall not include any and all Losses arising out or resulting from the existence, availability, amount or usability of any Tax attributes (such as net operating losses, capital loss carryforwards, foreign tax credit carryforwards, asset bases, research and development credits and depreciation periods) of any Subsidiaries. For the avoidance of doubt, the limitation set forth in this Section 7.06(b)(iii) shall not affect or otherwise limit any claim made or available under the R&W Insurance Policy.
Any Losses payable to a Licensee Indemnitee pursuant to Sections 7.02(b) or (c), to the extent not covered by the R&W Insurance Policy (including the coverage limit being exceeded) shall be satisfied in cash from Licensor. Licensee shall use commercially reasonable efforts to seek recovery to the maximum extent permissible under the R&W Insurance Policy for any Losses reasonably expected to be recoverable under the R&W Insurance Policy and Licensor shall not be required to make any payments pursuant to this Section 7.06(b) (except for payments under clause (i) hereof, any payments thereunder not to exceed the limit of $137,000 pursuant to Section 7.04(e), if applicable, or with respect to Losses arising from breaches of Fundamental Representations or Indemnified Taxes, not to exceed the then remaining retention amount under the R&W Insurance Policy) until Licensee has satisfied such obligation.
(c)Notwithstanding anything in this Section 7.06 to the contrary, any Losses payable “in cash” to a Licensee Indemnitee in accordance with Sections 7.06(a) or (b), may at Licensor’s election, in whole or in part, be satisfied by the return of Licensee Shares, valued at the greater of (a) the Adjusted Licensee Stock Price and (b) the Adjusted Licensee Stock Price substituting the date of such agreement or final adjudication for the “Effective Date” in the definition thereof.
(d)As of the Effective Date, Licensee has obtained, the R&W Insurance Policy, a stand-alone insurance policy for the benefit of the Licensee Indemnitees. Licensee shall cause the R&W Insurance Policy to expressly provide that the insurer thereunder shall not have or pursue any subrogation rights, contribution rights, or any other claims against the Licensor or its stockholders in connection with any claim made by any Licensee Indemnitees. ABSENT FRAUD OR WILLFUL MISCONDUCT COMMITTED BY THE LICENSOR, THE LICENSOR SHALL NOT HAVE ANY DIRECT OR INDIRECT LIABILITY OF ANY KIND OR NATURE IN CONNECTION WITH THE R&W INSURANCE POLICY. Following the Effective Date, Licensee shall not amend the R&W Insurance Policy in any manner that is materially adverse to Licensor (including with respect to the subrogation provisions and third party beneficiaries) without the prior written consent of the Licensor. Licensee shall not, and shall ensure that its Affiliates and Representatives do not, take any action (or omit to take any action) the effect of which would, or would reasonably be expected to, terminate, void, impair or otherwise abrogate any of the coverages provided or made available under the R&W Insurance Policy or otherwise do anything which causes any right under the R&W Insurance Policy not to have full force and effect.
Section 7.07Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the License Fee for Tax purposes, unless otherwise required by Law.
Section 7.08Net Losses; Mitigation. Notwithstanding anything contained herein to the contrary, the amount of any Losses for which an Indemnified Party may be entitled to indemnification under this Article VII shall be reduced to the extent of (i) any insurance proceeds to which the Indemnified Party or any of its Affiliates has actually received with respect to such Losses, net of any identifiable increases in premiums and other costs of such insurance policies directly resulting from pursuing such claim thereunder and costs incurred in collection of such proceeds, and (ii) any recoveries from third parties to the extent arising from the facts or circumstances giving rise to such Losses obtained by the Indemnified Party or any of its Affiliates from any Person. If any such proceeds, benefits or recoveries are received by an Indemnified Party or any of its Affiliates with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party shall promptly pay, or cause its appropriate Affiliates to pay, to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment). Each Indemnified Party acknowledges that it is bound by a common law duty under applicable Law to mitigate any Losses for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII. Any Losses for which an Indemnified Party is entitled to indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant, agreement or otherwise hereunder.
Section 7.09Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any deliverables required to be delivered at Effective Date, as the case may be.
Section 7.10Exclusive Remedies. Subject to Section 6.01, Section 6.02, Section 6.06, Section 8.10, and Section 4 of Exhibit B hereto, and as specifically set forth in the Support Services Agreement or the Sublease attached thereto, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, including on Exhibits B, C or D hereto, or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII or as contemplated by Section 6.01, Section 6.02, Section 6.06, Section 8.10, or Section 4 of Exhibit B hereto or as specifically set forth in the Support Services Agreement or the Sublease attached thereto. Nothing in this Section 7.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, criminal activity or willful misconduct. Notwithstanding any provision of this Agreement to the contrary, no limitations (including any survival limitations and other limitations set forth in this ARTICLE VII), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Licensee to make claims under or recover under the R&W Insurance Policy, it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy. Except as expressly made in Article IV or Exhibits B, C or D of this Agreement, neither Licensor nor any of its respective Affiliates or Representatives is making, and Licensee hereby waives, any representation or warranty, express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Wireless Business, including the assets thereof.
ARTICLE VIII
MISCELLANEOUS
Section 8.01Expenses. On the Effective Date, Licensee shall pay all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy, in each case to the recipient to whom such amount is owed. Except as provided in this Section 8.01 or otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 8.02Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Licensor:	XCOM Labs, Inc.
9450 Carroll Park Drive
San Diego, CA 92121
Attn: Derek K. Aberle
Email: daberle@xcom-labs.com

with a copy to:	Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304
Attn: Ed Batts; Charles Walker
Email: EBatts@gibsondunn.com; CVWalker@gibsondunn.com

If to Licensee:	Globalstar, Inc.
1351 Holiday Square Blvd.
Covington, LA, 70433-6152
Attn: Rebecca Clary
Email: Rebecca.Clary@globalstar.com

with a copy to:	Taft Stettinius & Hollister LLP
4125 Walnut Street, Suite 1800
Cincinnati, OH 45202-3957
Attn: James M. Zimmerman
Email: zimmerman@taftlaw.com
Section 8.03Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Schedules mean the Articles and Sections of, and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Any documents, material or information uploaded (at least forty-eight (48) hours prior to the mutual execution of this Agreement) by Licensor to that Intralinks virtual data room “Project Xerxes” to which Licensee and its advisors have access shall be deemed “made available” and “delivered” to Licensee for all purposes of this Agreement and the exhibits hereto.

Section 8.04Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.05Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the statements in the body of this Agreement will control.
Section 8.06Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed as long as any proposed assignee of the Licensor is not a competitor of the Licensee; provided Section 6.02 shall terminate immediately upon assignment of this Agreement by Licensee to any party that is not an Affiliate of Licensee. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 8.07No Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.08Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.09Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR IF SUCH COURT IS UNAVAILABLE, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09(C).
Section 8.10Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 8.11Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement (including signed by Docusign or other e-signature service) delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Intellectual Property License Agreement to be executed as of the date first written above by their duly authorized representative.

Licensor:	XCOM LABS, INC.

By:
Derek K. Aberle, Executive Vice Chairman

Licensor:	GLOBALSTAR, INC.

By:
Rebecca Clary, Vice President & Chief Financial Officer

Exhibit A
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Exhibit B
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Exhibit C
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Exhibit D
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Exhibit E
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Exhibit F
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Exhibit G
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Schedule I
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